Exhibit 5.1

DLA Piper Rudnick Gray Cary (UK) LLP
Level 28, Suites 2807 - 2810
Bank of China Tower
200 Yin Cheng Middle Road
Pudong New Area,
Shanghai, 200120, China

December 1, 2005

AsiaInfo Holdings, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, P. R. China

Ladies and Gentlemen:

We have acted as legal counsel for AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 600,000 shares of the Common Stock, $0.01 par value, of the Company (the “Shares”), which may be issued pursuant to awards granted under the AsiaInfo Holdings, Inc. 2005 Stock Incentive Plan (the “Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice in the State of New York and in certain other States, but not in the State of Delaware. We express no opinion concerning any law other than the corporate laws of the State of Delaware and the federal laws of the United States. As to matters of Delaware corporate law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of local counsel licensed to practice in Delaware or any other jurisdiction.

Based on such examination, we are of the opinion that the Shares which may be issued under the Plan are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary(UK) LLP

DLA PIPER RUDNICK GRAY CARY (UK) LLP